UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) - March 30, 2007

TXU CORP.
(Exact name of registrant as specified in its charter)
TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411
(Address of principal executive offices, including zip code)

Registrants’ telephone number, including area code - (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e) TXU Corp. (the “Company”) maintains the TXU Corp. 2005 Omnibus Incentive Plan for designated key employees, approved by the shareholders of the Company in May 2005 (the “Omnibus Plan”). The awards under the Omnibus Plan are made pursuant to agreements with individual participants in the Omnibus Plan.

On March 30, 2007, the Organization and Compensation Committee authorized awards to be granted under the Omnibus Plan to certain of its named executive officers (as set forth in the Company’s proxy statement for its 2006 Annual Meeting of Shareholders), as contemplated under their existing employment agreements, pursuant to the terms and conditions of Performance Unit Award Agreements, effective as of April 1, 2007 (collectively, the “Unit I Awards” and each a “Unit I Award”) and to one of its named executive officers, who does not have an employment agreement, pursuant to the terms and conditions of a Performance Unit Award Agreement (“Unit II Award” and, together with the Unit I Awards, the “Awards”).

General Provisions of the Awards.

Below is a description of the terms of the Awards as they would apply without regard to consummation of the merger of the Company with Texas Energy Future Merger Sub Corp. (the “Merger”) pursuant to an Agreement and Plan of Merger, dated February 25, 2007, among the Company, Texas Energy Future Holdings Limited Partnership and Texas Energy Future Merger Sub Corp, agreement. See “Merger-Related Provisions of the Awards” below for a description of additional provisions relating to the consummation of the Merger.

The Unit I Awards provide for the issuance of performance units, with each performance unit having a value equal to one share of common stock of the Company, without par value (“Common Stock”). Performance units vest at the end of a three-year performance period as set forth in the applicable Unit I Award. The number of performance units actually awarded pursuant to each Unit I Award is determined using a formula based on the Company’s total return to shareholders over the applicable performance period compared to the total return of the companies comprising the Standard & Poor’s 500 Electric Utilities Index. Depending on such total return, the number of performance units originally awarded in such Unit I Award is adjusted to become 0% to 200% of the original amount, plus applicable dividends earned on the shares underlying such units. Upon vesting, the Unit I Awards require the Company to settle all performance units in shares of its Common Stock. For named executive officers who are parties to employment agreements with the Company, unvested performance units may be forfeited upon termination of employment, consistent with the executive officer’s employment agreement. In particular, the Unit I Awards provide for the forfeiture of the unvested performance units covered by the Unit I Awards if the Company terminates the executive officer’s employment “for cause” (as defined in each such executive officer’s employment agreement) or if an executive officer resigns his position with the Company without “good reason” (as defined in each such executive officer’s employment agreement).

The Unit II Award provides for the issuance of performance units, each having a value equal to one share of Common Stock. The performance units vest at the end of a three-year performance period as set forth in the applicable Unit II Award. The number of performance units actually awarded pursuant to each Unit II Award is determined using a formula based on the Company’s total return to shareholders over the applicable performance period compared to the total return of the companies comprising the Standard & Poor’s 500 Electric Utilities Index. Depending on such total return, the number of performance units originally awarded in such Unit II Award is adjusted to become 0% to 200% of the original amount, plus applicable dividends earned on the shares underlying such units. Upon vesting, the Unit II Award requires the Company to settle all performance units in shares of its Common Stock. Generally, the Unit II Award provides that unvested performance units are forfeited upon termination of employment for reasons other than retirement, death or disability.

Merger-Related Provisions of the Awards.

If the Company’s previously announced Merger is consummated, the Awards will be treated in a manner consistent with all outstanding equity awards held by the named executive officers, except that payouts under the Awards described herein will be limited to a maximum of 100% of the original amount of the performance units, plus applicable dividends earned on the shares underlying such units, instead of up to 200% under the normal provisions of the Awards. Each of the Awards will vest immediately prior to the time of closing of the Merger and will be converted at the time of the merger into a cash amount based on performance of the Company’s common stock from April 1, 2007 through the closing of the Merger. The cash amount would not be payable until March 31, 2010, the end of the performance period applicable to the Awards. The closing of the Merger will not trigger any additional payments and will not accelerate any payments under the Awards.

Effect of Employment Agreements.

With respect to the named executive officers with employment agreements with the Company, each such named executive officer has agreed to accept the Unit 1 Award that contains the additional merger related provisions described above in lieu of certain equity-based awards that are provided for in their respective employment agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TXU CORP.

By:	/s/ M. Rizwan Chand
Name:	M. Rizwan Chand
Title:	Senior Vice President

Dated: April 5, 2007